Exhibit 99.1
NEWS RELEASE
RANGE COMPLETES STROUD ACQUISITION
FORT WORTH, TEXAS, JUNE 20, 2006...RANGE RESOURCES CORPORATION (NYSE: RRC) announced that it has completed the previously announced acquisition of Stroud Energy, Inc. The transaction was structured as a merger with Stroud shareholders electing to receive either cash, Range stock or a combination of both cash and stock. In the transaction, Range issued 6.4 million shares of stock and paid $168.2 million in cash in exchange for all of Stroud’s outstanding shares. As a result, Range now has 137.9 million shares outstanding. Range also assumed $107.2 million of debt in the transaction.
Range estimates it acquired 171 Bcfe of net proved reserves in the transaction and increased its leasehold position by 87,200 gross (67,000 net) acres. As a result, 2006 production growth targets have been increased from 11% to 15%, and 2007 production growth targets have been increased from 10% to 15%. Range has identified 236 drilling locations on the Stroud leasehold, of which 182 are attributable to the Barnett Shale acreage. Over 90% of Stroud’s Barnett Shale acreage is located in the core or expanding core portions of the Barnett Shale play.
Including the Stroud properties, Range now owns approximately 46,000 gross (40,000 net) acres in the Barnett Shale play. Range plans to continue to build as well as develop its leasehold position over the next several years. Currently, Range has three drilling rigs running in the Barnett Shale play. Three additional rigs are scheduled to arrive in the third and fourth quarters, increasing the total Barnett rig count to six by year-end.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “With this transaction, Range now has 40,000 net acres in the Barnett Shale play, substantially all of which is in the high-quality portion of the play. Organizationally, our shale play team benefits from the addition of the Stroud employees, who are highly regarded. We anticipate the expanded Barnett team will enhance and accelerate our shale effort. We believe that Range’s acreage position in the Barnett Shale has unrisked reserve potential in excess of 1 Tcfe. In summary, the transaction expands our leasehold position with high-quality Barnett acreage, increases our drilling inventory and provides us with a number of additional top-tier people. Importantly, it continues Range’s strategy of growing production and reserves at a “top quartile” cost structure.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including estimates of oil and gas reserves, and future expenses are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Item 1.A. of Range’s 2006 Annual Report Form 10-K filed with the Securities and Exchange Commission on February 23, 2006. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission, which are incorporated by reference.
Range’s internal estimates of reserves, particularly those in the properties recently acquired where we may have limited review of data or experience with the reserves, may be subject to revision and may be different from estimates by our external reservoir engineers at year-end. Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.
The Securities and Exchange Commission has generally permitted oil and gas companies, in filings made with the Securities and Exchange Commission, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms “probable,” “possible” or “unproven” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculations of unproven drill sites and estimation of unproven reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third-party engineers or appraisers.

2006-15

Contact:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles, Sr. IR Specialist
(817) 870-2601
www.rangeresources.com